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                                                                   Exhibit 10.33


                               Amendment No 2000-1
                                     to the
                        Philadelphia Suburban Corporation
                          1994 Equity Compensation Plan



         The 1994 Equity Compensation Plan, as amended, is hereby further amended by replacing Section 7 (e) with the following:

         (e) Lapse of Restrictions. All restrictions imposed under the restricted stock grant shall lapse upon the expiration of the applicable Restriction Period; provided however, that upon the death of the grantee or a Change of Control of the Corporation, all restrictions on the transfer of shares which have not, prior to such date, been forfeited shall immediately lapse. In addition, the Committee may determine as to any or all restricted stock grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems equitable.